NEWS RELEASE
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Constellation Brands Reports
Q2 Fiscal 2009 Results
•	Company generates strong free cash flow
•	Debt decreases by more than $400 million
•	Reaffirms fiscal 2009 comparable EPS guidance

FAIRPORT, N.Y., Oct. 2, 2008– Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today reported its fiscal 2009 second quarter results. “The company’s second quarter comparable net income and diluted EPS of $0.45 per share were in line with our expectations and represent positive momentum toward achieving our full-year goals,” said Rob Sands, Constellation Brands president and chief executive officer. “During the quarter, we generated strong free cash flow, reduced our debt, improved comparable margins and are well on our way to achieving our ROIC goals for the year. We are especially encouraged by the improved profitability from our North American wine and spirits businesses, and we are particularly gratified by our ongoing ability to rapidly delever.”

On a reported basis, the company incurred a net loss of $23 million, or $0.11 diluted loss per share for the quarter ended Aug. 31, 2008 (“second quarter 2009”), compared with net income of $72 million or $0.33 diluted earnings per share (“EPS”) for the prior year. The net loss was driven by $129 million ($122 million after tax) of charges and inventory write-downs primarily associated with the previously announced business realignment activities related to the company’s Australian operations.

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Second quarter 2009 net income on a comparable basis, which excludes restructuring charges, acquisition-related integration costs and unusual items, totaled $99 million versus $77 million for the prior year, with $0.45 diluted EPS for the quarter versus $0.35 for the prior year.

Second Quarter 2009 Net Sales Highlights*
(in millions)

	Reported			Organic
	Net Sales	Change	Constant Currency Change	Net Sales	Change	Constant Currency Change
Consolidated	$957	7%	7%	$911	6%	6%
Branded Wine	$782	6%	5%	$736	4%	4%
Spirits	$109	4%	4%	$109	4%	4%

Second Quarter 2009 Profit Highlights*
(in millions, except per share data)

	Reported	Change	Comparable	Change
Operating income	$22	-82%	$146	17%
Equity in earnings of equity method investees**	$70	-12%	$74	-7%
Earnings before interest and taxes (EBIT)	-	-	$220	7%
Operating margin	2.2%	NM	15.3%	130	bps
Net (loss)/income	$(23)	NM	$99	28%
Diluted (loss)/earnings per share	$(0.11)	NM	$0.45	29%

*	Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
**	Hereafter referred to as “equity earnings.”
NM = not meaningful

Net Sales Commentary

The reported consolidated net sales increase of seven percent primarily reflects branded wine growth, which includes the benefit of the acquisition of the Clos du Bois and Wild Horse brands, partially offset by the sale of the Almaden, Inglenook and certain Pacific Northwest wine brands. Organic net sales increased six percent on a constant currency basis.

Branded wine organic net sales on a constant currency basis increased four percent. For North America, branded wine organic net sales on a constant currency basis increased seven percent primarily as a result of the company’s fiscal 2008 initiative to reduce distributor wine inventory levels in the U.S., which negatively impacted net sales in the first and second quarters of fiscal 2008. In addition, Canada delivered solid growth for second quarter 2009.

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“In the U.S., our premium and above portfolio is performing well in the marketplace with brands such as Woodbridge by Robert Mondavi, Estancia, Toasted Head and Wild Horse,” said Sands. “In addition, our Jackson-Triggs, Inniskillin and Naked Grape brands continued to drive strong premium portfolio performance in Canada.”

Branded wine organic net sales on a constant currency basis for Europe and Australia/New Zealand decreased three percent and one percent, respectively. Internationally, to improve margins and enhance ROIC, the company has implemented price increases and SKU reductions that have unfavorably impacted volume growth in the near term.

Total spirits net sales increased four percent for the quarter, led by double-digit gains for SVEDKA Vodka, Black Velvet Canadian Whisky and Effen vodka.

“SVEDKA continued its excellent growth trajectory during the second quarter, and spirits brands including Ridgemont Reserve 1792 bourbon, 99 Schnapps, Caravella aperitif and Meukow cognac also performed very well,” stated Sands. “In particular, we continue to see consumer and retail enthusiasm for SVEDKA’s ‘Join the Party’ election year marketing campaign, which is generating a considerable amount of excitement for the brand.”

Operating Income, Net Income, Diluted EPS Commentary

Wines segment operating income increased $24 million versus the prior year quarter. This increase reflects higher net sales in North America as the company overlapped its initiative to reduce U.S. distributor inventories, and contribution from the Clos du Bois and Wild Horse brands, partially offset by the divestiture of Almaden, Inglenook and certain Pacific Northwest wine brands. The repositioning of the company’s U.S. portfolio and resulting synergies has positively impacted profit margins.

Spirits segment operating income increased $2 million primarily due to higher net sales and lower operating costs.

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Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $74 million compared to $79 million in the prior year second quarter. For second quarter 2009, Crown Imports generated net sales of $732 million, an increase of one percent, and operating income of $149 million, a decrease of five percent. The decrease in operating income was driven primarily by a fixed contractual cost increase for product purchases from Grupo Modelo and year-over-year timing of marketing activities.

For second quarter 2009, pre-tax restructuring charges, acquisition-related integration costs and unusual items totaled $129 million compared to $8 million for the prior year quarter.

Interest expense decreased seven percent to $81 million for second quarter 2009. On a year-to-date basis through August, the company has generated free cash flow of $125 million. “Due primarily to the strong free cash flow and proceeds from asset sales during the first half of fiscal 2009, total borrowings have decreased by more than $400 million from fiscal year end 2008 levels,” stated Bob Ryder, Constellation Brands chief financial officer.

Summary

“We remain confident about Constellation’s ability to achieve targeted EPS and free cash flow goals for the remainder of the fiscal year while improving return on invested capital,” said Sands. “We continue to focus on efforts to improve our effectiveness and efficiency while adapting to ever-changing market and economic conditions in our key markets around the world.”

Outlook

The table below sets forth management’s current diluted earnings per share expectations for fiscal year 2009 compared to fiscal year 2008 actual results, both on a reported basis and a comparable basis.

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Constellation Brands Fiscal Year 2009
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY09 Estimate	FY08 Actual	FY09 Estimate	FY08 Actual
Fiscal Year Ending Feb. 28 or Feb. 29	$0.83 - $0.91	$(2.83)	$1.68 - $1.76	$1.44

Full-year fiscal 2009 guidance includes the following current assumptions:

•
Net sales: mid to high single-digit growth in organic net sales combined with the incremental benefit from the Beam Wine Estates acquisition, impact of reporting the joint venture for the Matthew Clark wholesale business under the equity method, and divestiture of the Almaden, Inglenook and certain Pacific Northwest wine brands, are expected to result in reported net sales increasing mid single-digits from net sales for fiscal 2008

•	Interest expense: approximately $325 - $335 million
•
Tax rate: approximately 46 percent on a reported basis, due to the company’s inability to recognize tax benefits on net operating losses primarily associated with the Australian initiative, and 37 percent on a comparable basis

•	Weighted average diluted shares outstanding: approximately 222 million
•	Free cash flow: $310 - $340 million

Conference Call

A conference call to discuss second quarter 2009 results and fiscal 2009 outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Thursday, Oct. 2, 2008 at 10:00 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

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Explanations

Reported basis (“reported”) operating income, equity in earnings of equity method investees, net income and diluted earnings per share are as reported under generally accepted accounting principles. Operating income, equity in earnings of equity method investees, net income and diluted earnings per share on a comparable basis (“comparable”), exclude restructuring charges, acquisition-related integration costs and unusual items. The company’s measure of segment profitability excludes restructuring charges, acquisition-related integration costs and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand. Based in Fairport, N.Y., the company has more than 250 brands, sales in about 150 countries and operates approximately 50 facilities worldwide. It is also the largest wine producer in the world and an S&P 500 Index and Fortune 500® company. Major brands in the company’s portfolio include Corona, Black Velvet, SVEDKA Vodka, Robert Mondavi, Clos du Bois, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs and Arbor Mist. To learn more about the company and its products, visit Constellation’s Web site at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, as well as all other statements set forth in this news release which are not historical facts regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, or information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections. Prior to the start of the company's quiet period, which will begin at the close of business on Nov., 21, 2008, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise. During Constellation’s “quiet period” the Projections should not be considered to constitute the company's expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

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The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	successful integration of acquired businesses, realization of expected synergies and completion of various portfolio actions;
•	achievement of all expected cost savings from the company’s various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;
•	accuracy of the bases for forecasts relating to joint ventures and associated costs and capital investment requirements;
•
final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the company’s acquisitions and from estimates of goodwill and intangible asset impairment charges;

•
restructuring charges, acquisition-related integration costs, other one-time costs and purchase accounting adjustments associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•	general economic, geo-political and regulatory conditions or unanticipated environmental liabilities and costs;
•	changes to accounting rules and tax laws, and other factors which could impact the company’s reported financial position or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2008, which could cause actual future performance to differ from current expectations.

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Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	August 31, 2008	February 29, 2008
Assets

Current Assets:
Cash and cash investments	$24.9	$20.5
Accounts receivable, net	775.9	731.6
Inventories	2,005.1	2,179.5
Prepaid expenses and other	232.2	267.4

Total current assets	3,038.1	3,199.0

Property, plant and equipment, net	1,752.6	2,035.0
Goodwill	3,049.8	3,123.9
Intangible assets, net	1,107.8	1,190.0
Other assets, net	473.5	504.9

Total assets	$9,421.8	$10,052.8

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$87.0	$379.5
Current maturities of long-term debt	264.3	229.3
Accounts payable	347.7	349.4
Accrued excise taxes	68.3	62.4
Other accrued expenses and liabilities	573.8	697.7

Total current liabilities	1,341.1	1,718.3

Long-term debt, less current maturities	4,486.5	4,648.7
Deferred income taxes	549.7	535.8
Other liabilities	368.7	384.1

Total liabilities	6,746.0	7,286.9

Total stockholders' equity	2,675.8	2,765.9

Total liabilities and stockholders' equity	$9,421.8	$10,052.8

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 31, 2008	August 31, 2007	August 31, 2008	August 31, 2007

Sales	$1,239.2	$1,167.9	$2,451.2	$2,343.3
Excise taxes	(282.7)	(275.3)	(562.9)	(549.5)
Net sales	956.5	892.6	1,888.3	1,793.8

Cost of product sold	(650.7)	(582.9)	(1,253.5)	(1,215.9)
Gross profit	305.8	309.7	634.8	577.9

Selling, general and administrative expenses	(225.2)	(190.5)	(458.7)	(388.1)
Impairment of intangible assets	(21.8)	-	(21.8)	-
Restructuring charges	(35.5)	(0.4)	(36.0)	(0.8)
Acquisition-related integration costs	(1.8)	(1.6)	(6.1)	(3.6)
Operating income	21.5	117.2	112.2	185.4

Equity in earnings of equity method investees	70.1	80.1	142.2	155.9
Interest expense, net	(80.7)	(86.7)	(167.3)	(166.4)
Income before income taxes	10.9	110.6	87.1	174.9

Provision for income taxes	(33.6)	(38.5)	(65.2)	(73.0)
Net (loss) income	$(22.7)	$72.1	$21.9	$101.9

(Loss) Earnings Per Common Share:
Basic - Class A Common Stock	$(0.11)	$0.34	$0.10	$0.46
Basic - Class B Common Stock	$(0.10)	$0.31	$0.09	$0.42

Diluted - Class A Common Stock	$(0.11)	$0.33	$0.10	$0.45
Diluted - Class B Common Stock	$(0.10)	$0.30	$0.09	$0.41

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	193.733	191.308	193.262	198.472
Basic - Class B Common Stock	23.754	23.819	23.762	23.821

Diluted - Class A Common Stock	193.733	219.300	219.828	226.395
Diluted - Class B Common Stock	23.754	23.819	23.762	23.821

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended
	August 31, 2008	August 31, 2007
Cash Flows From Operating Activities
Net income	$21.9	$101.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	79.3	71.6
Write-down of inventory associated with the Australian Initiative	47.6	-
Loss on disposal or impairment of long-lived assets, net	28.6	0.7
Stock-based compensation expense	22.3	16.9
Impairment of intangible assets	21.8	-
Loss on businesses sold	15.8	6.8
Deferred tax provision	11.8	3.4
Amortization of intangible and other assets	5.9	5.4
Equity in earnings of equity method investees, net of distributed earnings	3.1	2.2
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	(76.0)	(56.6)
Inventories	(28.3)	1.8
Prepaid expenses and other current assets	9.7	(9.0)
Accounts payable	10.2	(10.7)
Accrued excise taxes	9.5	13.1
Other accrued expenses and liabilities	(65.5)	61.4
Other, net	59.1	(31.2)
Total adjustments	154.9	75.8
Net cash provided by operating activities	176.8	177.7

Cash Flows From Investing Activities
Proceeds from sales of businesses	204.2	3.0
Proceeds from sales of assets	16.0	2.3
Purchase of business, net of cash acquired	0.6	(386.3)
Purchases of property, plant and equipment	(52.0)	(47.0)
Investment in equity method investee	(0.6)	(0.6)
Proceeds from formation of joint venture	-	185.6
Payment of accrued earn-out amount	-	(2.8)
Other investing activities	11.3	-
Net cash provided by (used in) investing activities	179.5	(245.8)

Cash Flows From Financing Activities
Net repayment of notes payable	(281.0)	(2.1)
Principal payments of long-term debt	(99.5)	(163.1)
Exercise of employee stock options	19.2	12.5
Excess tax benefits from stock-based payment awards	6.4	7.4
Proceeds from employee stock purchases	2.9	3.0
Proceeds from issuance of long-term debt	-	716.1
Purchases of treasury stock	-	(500.0)
Payment of financing costs of long-term debt	-	(6.1)
Net cash (used in) provided by financing activities	(352.0)	67.7

Effect of exchange rate changes on cash and cash investments	0.1	0.1

Net increase (decrease) in cash and cash investments	4.4	(0.3)
Cash and cash investments, beginning of period	20.5	33.5
Cash and cash investments, end of period	$24.9	$33.2

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Constellation Brands, Inc. and Subsidiaries
SEGMENT INFORMATION
(in millions)

	Three Months Ended			Six Months Ended
	August 31, 2008	August 31, 2007	Percent Change	August 31, 2008	August 31, 2007	Percent Change

Segment Net Sales and Operating Income
Constellation Wines
Branded wine net sales	$782.1	$738.9	6%	$1,547.8	$1,358.8	14%
Wholesale and other net sales	65.3	48.9	34%	125.8	233.3	(46%)
Segment net sales	$847.4	$787.8	8%	$1,673.6	$1,592.1	5%
Operating income	$149.0	$124.9	19%	$293.5	$211.1	39%
% Net sales	17.6%	15.9%		17.5%	13.3%
Equity in earnings of equity method investees	$(0.2)	$1.4	NM	$2.2	$4.0	(45%)

Constellation Spirits
Segment net sales	$109.1	$104.8	4%	$214.7	$201.7	6%
Operating income	$23.3	$20.9	11%	$34.1	$36.7	(7%)
% Net sales	21.4%	19.9%		15.9%	18.2%

Crown Imports
Segment net sales	$732.1	$722.7	1%	$1,404.6	$1,380.8	2%
Operating income	$148.8	$157.3	(5%)	$287.4	$303.6	(5%)
% Net sales	20.3%	21.8%		20.5%	22.0%

Consolidation and Eliminations
Segment net sales	$(732.1)	$(722.7)	1%	$(1,404.6)	$(1,380.8)	2%
Operating income	$(148.8)	$(157.3)	(5%)	$(287.4)	$(303.6)	(5%)
Equity in earnings of Crown Imports	$74.4	$78.8	(6%)	$144.1	$152.2	(5%)

Corporate Operations and Other
Consolidated net sales	$956.5	$892.6	7%	$1,888.3	$1,793.8	5%
Operating income	$(26.2)	$(20.7)	27%	$(50.2)	$(40.4)	24%
% Net sales	2.7%	2.3%		2.7%	2.3%

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Constellation Brands, Inc. and Subsidiaries
GEOGRAPHIC INFORMATION
(in millions)

					Constant
	Three Months Ended				Currency
	August 31,	August 31,	Percent	Currency	Percent
	2008	2007	Change	Impact	Change(3)
Geographic Net Sales (1)(2)
North America	$666.1	$604.0	10%	1%	10%
Branded wine	$534.7	$488.1	10%	1%	9%
Spirits	$109.1	$104.8	4%	-	4%
Wholesale and other	$22.3	$11.1	101%	2%	99%

Europe	$191.1	$194.4	(2%)	(3%)	1%
Branded wine	$153.1	$162.8	(6%)	(3%)	(3%)
Wholesale and other	$38.0	$31.6	20%	(4%)	24%

Australia/New Zealand	$99.3	$94.2	5%	8%	(3%)
Branded wine	$94.3	$88.0	7%	8%	(1%)
Wholesale and other	$5.0	$6.2	(19%)	6%	(26%)

							Organic
							Constant
	Three Months Ended						Currency
	August 31,	August 31,	Percent	Acquisition	Divestiture	Currency	Percent
	2008	2007	Change	Impact(4)	Impact(5)	Impact	Change(3)
Branded Wine Geographic Net Sales (1)(2)
North America	$534.7	$488.1	10%	9%	(7%)	1%	7%
Europe	153.1	162.8	(6%)	-	-	(3%)	(3%)
Australia/New Zealand	94.3	88.0	7%	-	-	8%	(1%)
Consolidated branded wine net sales	$782.1	$738.9	6%	6%	(5%)	1%	4%

					Constant
	Six Months Ended				Currency
	August 31,	August 31,	Percent	Currency	Percent
	2008	2007	Change	Impact	Change(3)
Geographic Net Sales (1)(2)
North America	$1,318.6	$1,110.2	19%	1%	18%
Branded wine	$1,065.4	$881.5	21%	1%	19%
Spirits	$214.7	$201.7	6%	-	6%
Wholesale and other	$38.5	$27.0	43%	4%	39%

Europe	$373.2	$496.6	(25%)	(1%)	(24%)
Branded wine	$296.1	$306.1	(3%)	(1%)	(2%)
Wholesale and other	$77.1	$190.5	(60%)	(1%)	(59%)

Australia/New Zealand	$196.5	$187.0	5%	10%	(5%)
Branded wine	$186.3	$171.2	9%	11%	(2%)
Wholesale and other	$10.2	$15.8	(35%)	7%	(42%)

							Organic
							Constant
	Six Months Ended						Currency
	August 31,	August 31,	Percent	Acquisition	Divestiture	Currency	Percent
	2008	2007	Change	Impact(4)	Impact(5)	Impact	Change(3)
Branded Wine Geographic Net Sales (1)(2)
North America	$1,065.4	$881.5	21%	11%	(7%)	1%	16%
Europe	296.1	306.1	(3%)	-	3%	(1%)	(5%)
Australia/New Zealand	186.3	171.2	9%	-	-	11%	(2%)
Consolidated branded wine net sales	$1,547.8	$1,358.8	14%	7%	(4%)	2%	9%

(1)
Refer to discussion under "Reconciliation of Reported, Organic and Constant Currency Net Sales" on following page for definition of constant currency net sales and organic constant currency net sales and reasons for use.

(2)	Net sales are attributed to countries based on the location of the selling company.

(3)	May not sum due to rounding as each item is computed independently.

(4)
Acquisition impact includes net sales of branded wine acquired in the BWE Acquisition for the period June 1, 2008, through August 31, 2008, included in the three months ended August 31, 2008, and March 1, 2008, through August 31, 2008, included in the six months ended August 31, 2008.

(5)
Divestiture impact includes (i) the removal of Almaden and Inglenook branded wine net sales for the period June 1, 2007, through August 31, 2007, included in the three months ended August 31, 2007, and for the period March 1, 2007, through August 31, 2007, included in the six months ended August 31, 2007; (ii) the removal of branded wine net sales associated with the Pacific Northwest brands for the period June 1, 2007, through August 31, 2007, included in the three months and six months ended August 31, 2007; and (iii) the add-back of U.K. branded wine net sales previously sold through the U.K. wholesale business for the period March 1, 2007, through April 16, 2007, included in the six months ended August 31, 2007.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company formed its U.K. wholesale joint venture on April 17, 2007; acquired BWE on December 17, 2007; sold its Almaden and Inglenook wine brands on February 28, 2008; and sold certain Pacific Northwest wine brands on June 5, 2008, organic net sales for the respective periods are defined by the company as reported net sales plus/less net sales of U.K. wholesale, U.K. branded wine, Almaden and Inglenook branded wine, Pacific Northwest brands, or BWE products, as appropriate. As the company acquired Svedka on March 19, 2007, organic net sales for the six months ended August 31, 2008, have not been adjusted for net sales of Svedka products during the period March 1, 2008, through March 18, 2008, as amounts are not significant. Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

					Constant					Constant
	Three Months Ended				Currency	Six Months Ended				Currency
	August 31,	August 31,	Percent	Currency	Percent	August 31,	August 31,	Percent	Currency	Percent
	2008	2007	Change	Impact	Change(1)	2008	2007	Change	Impact	Change(1)
Consolidated Net Sales
Branded wine	$782.1	$738.9	6%	1%	5%	$1,547.8	$1,358.8	14%	2%	12%
Wholesale and other	65.3	48.9	34%	(1)%	35%	125.8	233.3	(46)%	1%	(47)%
Spirits	109.1	104.8	4%	-	4%	214.7	201.7	6%	-	6%
Consolidated reported net sales	956.5	892.6	7%	-	7%	1,888.3	1,793.8	5%	2%	4%
Less: BWE (2)	(46.0)	-				(93.5)	-
Less: U.K. wholesale, net of U.K. branded wine (3)	-	-				-	(117.1)
Less: Almaden and Inglenook branded wine net sales (4)	-	(27.2)				-	(51.3)
Less: Pacific Northwest branded wine net sales (5)	-	(6.7)				-	(6.7)
Consolidated organic net sales	$910.5	$858.7	6%	1%	6%	$1,794.8	$1,618.7	11%	2%	9%

Branded Wine Net Sales
Branded wine reported net sales	$782.1	$738.9	6%	1%	5%	$1,547.8	$1,358.8	14%	2%	12%
Less: BWE (2)	(46.0)	-				(93.5)	-
Plus: U.K. branded wine (3)	-	-				-	8.4
Less: Almaden and Inglenook branded wine net sales (4)	-	(27.2)				-	(51.3)
Less: Pacific Northwest branded wine net sales (5)	-	(6.7)				-	(6.7)
Branded wine organic net sales	$736.1	$705.0	4%	1%	4%	$1,454.3	$1,309.2	11%	2%	9%

Wholesale and Other Net Sales
Wholesale and other reported net sales	$65.3	$48.9	34%	(1)%	35%	$125.8	$233.3	(46)%	1%	(47)%
Less: U.K. wholesale (3)	-	-				-	(125.5)
Wholesale and other organic net sales	$65.3	$48.9	34%	(1)%	35%	$125.8	$107.8	17%	1%	16%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period June 1, 2008, through August 31, 2008, included in the three months ended August 31, 2008, and March 1, 2008, through August 31, 2008, included in the six months ended August 31, 2008.

(3)	For the period March 1, 2007, through April 16, 2007, included in the six months ended August 31, 2007.

(4)	For the period June 1, 2007, through August 31, 2007, included in the three months ended August 31, 2007, and March 1, 2007, through August 31, 2007, included in the six months ended August 31, 2007.

(5)	For the period June 1, 2007, through August 31, 2007, included in the three months and six months ended August 31, 2007.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Three Months Ended August 31, 2008					Three Months Ended August 31, 2007
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other(3)	Comparable Basis (Non- GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other	Comparable Basis (Non- GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$956.5				$956.5	$892.6				$892.6	7%	7%
Cost of product sold	(650.7)	4.3	49.9		(596.5)	(582.9)	2.3	2.1	0.1	(578.4)	12%	3%
Gross Profit	305.8	4.3	49.9		360.0	309.7	2.3	2.1	0.1	314.2	(1)%	15%
Selling, general and administrative expenses ("SG&A")	(225.2)		11.3		(213.9)	(190.5)		1.4		(189.1)	18%	13%
Impairment of intangible assets	(21.8)		21.8		-	-				-	N/A	N/A
Restructuring charges	(35.5)		35.5		-	(0.4)		0.4		-	NM	N/A
Acquisition-related integration costs	(1.8)		1.8		-	(1.6)		1.6		-	13%	N/A
Operating Income	21.5	4.3	120.3		146.1	117.2	2.3	5.5	0.1	125.1	(82)%	17%
Equity in earnings of equity method investees	70.1			4.1	74.2	80.1				80.1	(12)%	(7)%
EBIT					220.3					205.2	N/A	7%
Interest expense, net	(80.7)				(80.7)	(86.7)				(86.7)	(7)%	(7)%
Income Before Income Taxes	10.9	4.3	120.3	4.1	139.6	110.6	2.3	5.5	0.1	118.5	(90)%	18%
Provision for income taxes	(33.6)	(1.6)	(5.4)	-	(40.6)	(38.5)	(0.9)	(1.7)	(0.1)	(41.2)	(13)%	(1)%
Net (Loss) Income	$(22.7)	$2.7	$114.9	$4.1	$99.0	$72.1	$1.4	$3.8	$-	$77.3	NM	28%
Diluted (Loss) Earnings Per Common Share	$(0.11)				$0.45	$0.33				$0.35	NM	29%
Weighted Average Common Shares Outstanding - Diluted(4)	193.733				220.353	219.300				219.300

Gross Margin	32.0%				37.6%	34.7%				35.2%
SG&A as a percent of net sales	23.5%				22.4%	21.3%				21.2%
Operating Margin	2.2%				15.3%	13.1%				14.0%
Effective Tax Rate	NM				29.1%	34.8%				34.8%

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Six Months Ended August 31, 2008					Six Months Ended August 31, 2007
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(5)	Other(6)	Comparable Basis (Non- GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(5)	Other	Comparable Basis (Non- GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$1,888.3				$1,888.3	$1,793.8				$1,793.8	5%	5%
Cost of product sold	(1,253.5)	10.6	53.9	0.1	(1,188.9)	(1,215.9)	5.2	4.3	0.1	(1,206.3)	3%	(1)%
Gross Profit	634.8	10.6	53.9	0.1	699.4	577.9	5.2	4.3	0.1	587.5	10%	19%
Selling, general and administrative expenses ("SG&A")	(458.7)		36.7		(422.0)	(388.1)		8.0		(380.1)	18%	11%
Impairment of intangible assets	(21.8)		21.8		-	-				-	N/A	N/A
Restructuring charges	(36.0)		36.0		-	(0.8)		0.8		-	NM	N/A
Acquisition-related integration costs	(6.1)		6.1		-	(3.6)		3.6		-	69%	N/A
Operating Income	112.2	10.6	154.5	0.1	277.4	185.4	5.2	16.7	0.1	207.4	(39)%	34%
Equity in earnings of equity method investees	142.2			4.1	146.3	155.9	0.2			156.1	(9)%	(6)%
EBIT					423.7					363.5	N/A	17%
Interest expense, net	(167.3)				(167.3)	(166.4)				(166.4)	1%	1%
Income Before Income Taxes	87.1	10.6	154.5	4.2	256.4	174.9	5.4	16.7	0.1	197.1	(50)%	30%
(Provision for) benefit from income taxes	(65.2)	(4.0)	(14.6)	-	(83.8)	(73.0)	(2.0)	3.8	(0.1)	(71.3)	(11)%	18%
Net Income	$21.9	$6.6	$139.9	$4.2	$172.6	$101.9	$3.4	$20.5	$-	$125.8	(79)%	37%
Diluted Earnings Per Common Share	$0.10	$0.03	$0.64	$0.02	$0.79	$0.45	$0.02	$0.09	$-	$0.56	(78)%	41%
Weighted Average Common Shares Outstanding - Diluted	219.828	219.828	219.828	219.828	219.828	226.395	226.395	226.395	226.395	226.395

Gross Margin	33.6%				37.0%	32.2%				32.8%
SG&A as a percent of net sales	24.3%				22.3%	21.6%				21.2%
Operating Margin	5.9%				14.7%	10.3%				11.6%
Effective Tax Rate	NM				32.7%	41.7%				36.2%

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
NOTES

(1)
The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP"). However, non-GAAP financial measures, as defined in the reconciliation tables above, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. See the tables above for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and six months ended August 31, 2008, and August 31, 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

(2)
For the three months ended August 31, 2008, strategic business realignment items consist primarily of costs recognized by the company in connection with its Australian Initiative of $104.0 million, net of a tax benefit of $0.6 million, and the loss in connection with the sale of a nonstrategic Canadian distilling facility of $5.1 million, net of a tax benefit of $2.7 million. For the three months ended August 31, 2007, strategic business realignment items primarily include costs recognized by the company in connection with (i) its Fiscal 2007 Wine Plan of $1.4 million, net of a tax benefit of $0.6 million, (ii) the Vincor Plan of $1.1 million, net of a tax benefit of $0.6 million and (iii) the Fiscal 2006 Plan of $0.7 million, net of a tax benefit of $0.4 million.

(3)	For the three months ended August 31, 2008, other consists of $4.1 million, net of a tax benefit of $0 million, associated with the impairment of an Australian equity method investment.

(4)
In accordance with the antidilution provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"), the dilutive impact of potential common shares is excluded from the company's reported diluted weighted average common shares outstanding for the three months ended August 31, 2008. As a result of the company having net income on a comparable basis, the dilutive impact of potential common shares is included in the company's comparable diluted weighted average common shares outstanding.

(5)
For the six months ended August 31, 2008, strategic business realignment items consist primarily of (i) costs recognized by the company in connection with the Australian Initiative, of $104.0 million, net of a tax benefit of $0.6 million, and (ii) the loss in connection with the disposal of the Pacific Northwest wine brands of $17.1 million, net of a tax benefit of $6.1 million. For the six months ended August 31, 2007, strategic business realignment items primarily include the loss on disposal in connection with the company's contribution of its U.K. wholesale business of $13.8 million, including $7.2 million additional tax expense, and costs recognized by the company primarily in connection with (i) the Fiscal 2007 Wine Plan of $2.5 million, net of a tax benefit of $1.1 million, (ii) the Vincor Plan of $2.4 million, net of a tax benefit of $1.2 million and (iii) the Fiscal 2006 Plan of $1.6 million, net of a tax benefit of $1.0 million.

(6)	For the six months ended August 31, 2008, other consists primarily of $4.1 million, net of a tax benefit of $0 million, associated with the impairment of an Australian equity method investment.

DEFINITIONS
Australian Initiative
The company's plan announced in August 2008 to sell certain assets and implement operational changes designed to improve the efficiencies and returns associated with its Australian business.

Fiscal 2008 Plan
The company's plan announced in November 2007 to streamline certain of its international operations, primarily in Australia, and its plan announced in January 2008 to streamline certain of its operations in the U.S., primarily in connection with the restructuring and integration of the operations of BWE (collectively, the "Fiscal 2008 Plan").

Fiscal 2007 Wine Plan
The company's plan announced in August 2006 to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the "Fiscal 2007 Wine Plan").

Vincor Plan
The company's plan announced in July 2006 to restructure and integrate the operations of Vincor International Inc. (the "Vincor Plan").

Fiscal 2006 Plan
The company's worldwide wine reorganization plan announced in fiscal 2006, including its program to consolidate certain west coast production processes in the U.S. (collectively, the "Fiscal 2006 Plan").

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2009

Forecasted diluted earnings per share - reported basis (GAAP)	$0.83	$0.91
Inventory step-up	0.05	0.05
Strategic business realignment (1)	0.78	0.78
Other (2)	0.02	0.02
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.68	$1.76

Actual for the Year Ended February 29, 2008

Diluted earnings per share - reported basis (GAAP)	$(2.83)
Inventory step-up	0.03
Strategic business realignment (1)	0.31
Other (2)	3.85
Impact of anti-dilutive potential common shares (4)	0.08
Diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.44

(1)
Includes $0.54, $0.08, $0.06, $0.06, $0.02 and $0.01 diluted earnings per share for the year ending February 28, 2009, associated with the Australian Initiative, the loss in connection with the disposal of the Pacific Northwest wine brands, the Fiscal 2008 Plan, the Fiscal 2007 Wine Plan, the loss in connection with the sale of a nonstrategic Canadian distilling facility, and other previously announced restructuring plans, respectively. Includes $0.12, $0.11, $0.06, $0.02, $0.02 and ($0.02) diluted earnings per share for the year ended February 29, 2008, associated with the loss on disposal of the Almaden and Inglenook wine brands, the Fiscal 2008 Plan, the loss on disposal in connection with the company's contribution of its U.K. wholesale business to the Matthew Clark joint venture and the company's provision for income taxes in connection with the repatriation of proceeds associated with this transaction, the Fiscal 2007 Wine Plan, other previously announced restructuring plans, and the realized gain on a prior asset sale, respectively.(3)

(2)
Includes $0.02 diluted earnings per share for the year ending February 28, 2009, associated with the Australian initiative for impairment of an equity method investment. Includes $3.57, $0.23, $0.07, $0.02 and ($0.05) diluted earnings per share for the year ended February 29, 2008, associated with an impairment of goodwill and intangible assets, a valuation allowance against net operating loss carryforwards in Australia, an impairment of an equity method investment, a loss on write-off of certain property, plant and equipment, and a tax benefit related to prior period stock option exercises.(3)

(3)	May not sum due to rounding as each item is computed independently.

(4)
In accordance with the antidilution provisions of SFAS No. 128, the dilutive impact of potential common shares is excluded from the company's reported diluted earnings per share calculation for the year ended February 29, 2008. As a result of the company having net income on a comparable basis for the year ended February 29, 2008, the dilutive impact of potential common shares is included in the company's comparable diluted earnings per share calculation.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2009

Net cash provided by operating activities (GAAP)	$460.0	$510.0
Purchases of property, plant and equipment	(150.0)	(170.0)
Free cash flow (Non-GAAP)	$310.0	$340.0

	Actual for the Six Months Ended August 31, 2008	Actual for the Six Months Ended August 31, 2007

Net cash provided by operating activities (GAAP)	$176.8	$177.7
Purchases of property, plant and equipment	(52.0)	(47.0)
Free cash flow (Non-GAAP)	$124.8	$130.7

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